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                         CONSENT OF INDEPENDENT AUDITORS



Board of Directors
Agrium Inc.:


We consent to the incorporation by reference in the Registration Statement (No. 333-11254) on Form S-8 of Agrium Inc. of our report dated June 13, 2003, relating to the statements of net assets available for plan benefits of the Agrium U.S. Retail 401(k) Savings Plan as of December 31, 2002 and 2001, the related statement of changes in net assets available for plan benefits for the year ended December 31, 2002, and the related supplemental schedule as of December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 11-K of the Agrium U.S. Retail 401(k) Savings Plan.



                                    KPMG LLP




Denver, Colorado
June 27, 2003